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                                                                   EXHIBIT 99.03

                       FEDERAL HOME LOAN BANK OF NEW YORK

                               SEVERANCE PAY PLAN

EFFECTIVE SEPTEMBER 16, 2004

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                               TABLE OF CONTENTS





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                                                  ----
                       ARTICLE

I    DEFINITIONS................................    1

II   ESTABLISHMENT OF THE PLAN..................    3

III  PROVISIONS RELATING TO SEVERANCE BENEFITS..    4

IV   GENERAL PROVISIONS.........................    8

V    MISCELLANEOUS..............................   10

VI   AMENDMENTS AND PLAN TERMINATION............   11

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                                    ARTICLE I

                                   DEFINITIONS

1.01  "Bank" means the Federal Home Loan Bank of New York.

1.02 "Date of Employment" means and refers to the date on which an individual was first employed by the Bank as an Employee.

1.03  "Effective Date" means September 16, 2004.

1.04 "Employee" means and refers to any individual who is a regular employee of the Bank who works twenty (20) hours a week or more and excludes interns and other individuals employed by the Bank whose employment is intended not to exceed one thousand (1,000) hours in any twelve (12) month period.

1.05 "Exempt Employee" means and refers to an Employee who is exempt from the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.06 "Non-Exempt Employee" means and refers to an Employee who is subject to the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.07 "Officer" means and refers to an officer of the Bank who has been designated as such by the Board of Directors of the Bank.

1.08 "Outplacement Services" means and refers to internal and/or external professional assistance provided to Employees following their termination of employment with the Bank with respect to their search for new employment.

1.09 "Periods of Service" means and refers to the number of six (6) month periods, in the aggregate, for which an Employee is employed by the Bank, commencing with the Date of Employment of the Employee and ending with the date of termination of the Employee's employment with the Bank, both dates inclusive, excluding any period of employment which terminated under circumstances under which the Employee was not eligible for Severance Benefits under this Plan.

1.10 "Plan" means this Federal Home Loan Bank of New York Severance Pay Plan, as amended from time to time hereafter.

1.11 "Plan Administrator" means and refers to the Director of Human Resources of the Bank.

1.12 "Reduction in Force" or "RIF" means and refers to a systematic series of terminations of employment of Employees by the Bank intended to lead to a permanent reduction in staffing.

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1.13  "Release" means and refers to the elimination of a position with the Bank as part of a RIF, reorganization, or other management action, where no other employment with the Bank is offered to an Employee and the employment of the affected Employee is involuntarily terminated.

1.14 "Resignation" and "Resigned" mean and refer to a termination of employment with the Bank initiated by an Employee, other than a resignation requested by the Bank.

1.15 "Severance Benefits" means and refers to the amount payable under this Plan to an Employee qualifying for Severance Benefits, determined pursuant to the provisions of Section 3.04 and computed with respect to and based upon the base weekly salary of the Employee immediately preceding the date on which such Severance Benefits commence pursuant to Article III of this Plan.

1.16 "Termination for Cause" means and refers to the termination by the Bank of the employment of an Employee for (i) the commission of an illegal or unethical act, (ii) a violation of established Bank policy or practice, or (iii) the failure of the Employee to perform the duties of his or her position in a satisfactory manner, in each case as determined by the Plan Administrator in his sole and exclusive discretion.

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                                   ARTICLE II

                            ESTABLISHMENT OF THE PLAN

      2.01 Establishment of the Plan. The Bank hereby establishes this Federal Home Loan Bank of New York Severance Pay Plan to set forth the terms and provisions under which Severance Benefits will be granted to Employees whose employment with the Bank is terminated under certain specified circumstances, effective as of ___________________, 2004.

      2.02 Replacement of Prior Policies. This Plan supersedes and replaces any Bank policies relating to the subject matter of this Plan that may have been in effect prior to the Effective Date.

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                                   ARTICLE III

                    PROVISIONS RELATING TO SEVERANCE BENEFITS

3.01 Participation. Participation in this Plan shall be extended to all Employees of the Bank.

3.02 Eligibility for Severance Benefits. An Employee who shall have completed at least two (2) Periods of Service shall be eligible for Severance Benefits under this Plan upon the termination of the Employee's employment with the Bank under any of the following circumstances:

      (a) The employment of the Employee has been terminated as part of a RIF;

      (b) The Employee has Resigned from his employment with the Bank following a reduction in salary grade, level, or rank, or a significant reduction of duties and responsibilities, as determined by the Plan Administrator in his sole and exclusive discretion, except when such reduction occurs as a result of disciplinary action by the Bank;

      (c) The Employee has Resigned from employment from the Bank following a refusal to accept a transfer to a location outside a fifty (50) mile radius of the location at which the Employee is presently employed;

      (d) The Employee's position has been eliminated; or

      (e) The Employee has been determined by the Plan Administrator, in the sole and exclusive discretion of the Plan Administrator, to be unable to perform in a satisfactory manner the duties of the position in which the Employee is then employed, where such inability to perform has been determined by the Plan Administrator, in his sole and exclusive discretion, to not warrant a Termination for Cause, as defined in Section 1.16.

3.03 Disqualification for Severance Benefits. Anything contained in this Plan to the contrary notwithstanding, an Employee shall not be eligible for Severance Benefits under this Plan upon his or her termination of employment with the Bank where such termination is due to any of the following circumstances:

      (a) A Resignation by the Employee, other than one described in either paragraph (b) or paragraph (c) of Section 3.02;

      (b) The Resignation of the Employee prior to the effective date of the termination of the Employee's employment as a result of a Release; or

      (c) The Employee's Termination for Cause;

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in each case, as determined by the Plan Administrator in his sole and absolute discretion.

3.04 Computation of Severance Benefits. The amount of Severance Benefits payable under this Plan to an Employee qualifying for Severance Benefits under this Plan shall be determined based (i) upon the level of the Employee's position with the Bank at the date of the termination of the Employee's employment with the Bank and (ii) the Employee's Periods of Service with the
Bank:

      (a) Officers of the Bank shall be eligible for two (2) weeks of Severance Benefits for each Period of Service with the Bank, but not less than six
      (6) weeks of Severance Benefits;

      (b) Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but not less than four (4) weeks of Severance Benefits; and

      (c) Non-Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but not less than two (2) weeks of Severance Benefits;

in each case, subject to the provisions of Section 3.05.

3.05 Maximum Amount of Severance Benefits. Anything in this Plan to the contrary notwithstanding, in no event shall an Employee be eligible to receive Severance Benefits, in the aggregate for all Periods of Service, whether or not continuous, totaling more than thirty-six (36) weeks in the case of an Officer of the Bank, twenty-four (24) weeks in the case of an Exempt Employee of the Bank, and twelve (12) weeks in the case of a Non-Exempt Employee of the Bank.

3.06 Method of Payment of Severance Benefits. The Severance Benefits payable under the provisions of Section 3.04 shall be paid as salary, coinciding with the normal payroll cycle, for a period of time equal to the number of weeks of Severance Benefits for which the Employee is eligible, commencing with the first payroll period following the termination of employment of the Employee and the receipt by the Bank of the agreement referred to in Section 3.10 signed by the Employee, and shall be subject to withholding of Federal and State income taxes and other employment taxes based upon the number of withholding allowances in effect with respect to the Employee at the date of the termination of employment of the Employee, unless and until the Employee shall notify the Payroll Department of the Bank of a permissible desired change in such withholding allowances.

3.07 Termination of Severance Benefits. Anything in this Plan to the contrary notwithstanding, the Severance Benefits for which an Employee is eligible under this Plan shall cease and terminate upon the Employee's re-employment by the Bank or by an employer other than the Bank. The Employee shall be responsible for notifying the Plan Administrator of his or her re-employment. If the Employee is re-employed and fails to give notice to the Plan

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Administrator of his or her re-employment, the Employee shall be liable for repayment to the Bank of any Severance Benefits received under this Plan following the date of re-employment.

3.08 Continuation of Employee Benefits. An Employee who is eligible to receive Severance Benefits under this Plan who was, at the date of termination of his employment, a participant in either or both the Federal Home Bank of New York Employee Medical Benefits Plan and the Federal Home Loan Bank of New York Life Insurance Plan shall, while receiving Severance Benefits under this Plan, be eligible to continue such participation in either or both the Federal Home Loan Bank of New York Employee Medical Benefits Plan, and any Medical Benefits Plan to which such plan relates, and the Federal Home Loan Bank of New York Life Insurance Plan, in each case only for so long as the Employee shall continue to be eligible for receive and shall be receiving Severance Benefits under this Plan, which participation shall cease upon the Employee's re-employment or other termination of Severance Benefits, but such Employee shall not be eligible, following the termination of his employment, to participate in the Federal Home Loan Bank of New York Flexible Benefits Plan. Any previously accrued vacation pay to which the Employee is entitled will be paid to the Employee in a lump sum as soon as practicable following the termination of the Employee's employment. Any cash advances which were made to the Employee prior to the termination of the Employee's employment will be subtracted from any accrued vacation pay due to the Employee, and if no such accrued vacation pay is due to the Employee, any such cash advances shall be required to be repaid by the Employee upon the termination of the Employee's employment as a condition of receiving the Severance Benefits provided for under the provisions of Section 3.02.

3.09 Outplacement Services. The Bank may, on a case by case basis, but shall not be required to, provide Outplacement Services to terminated Employees eligible for Severance Benefits under this Plan, the determination as to whether to provide Outplacement Services to any Employee being within the sole and exclusive discretion of the Plan Administrator. Generally, individual counseling may be provided only to Officers and group counseling may be provided to other Exempt Employees and to Non-Exempt Employees.

3.10 Severance Agreement. An Employee whose employment with the Bank is terminated under certain conditions making the Employee eligible for Severance Benefits under this Plan shall, as a condition of receiving such Severance Benefits, be required to sign an agreement, in the form prescribed by the Bank, setting forth the terms on which Severance Benefits are to be paid or provided to the Employee and the acceptance thereof by the Employee. Such agreement shall include a release of any claims the Employee may have, at the date of the agreement or thereafter, against the Bank and any present and former directors, officers, and employees of the Bank.

3.11 Determinations by the Plan Administrator to be Final. All determinations of the Plan Administrator in the administration and application of the terms and provisions of this Plan shall be final and binding upon all Employees without any right of appeal.

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3.12  Exceptional Cases. The Bank reserves the right, in its sole and absolute discretion, to modify the application of the terms and provisions of this Plan in the case of any Employee whose employment with the Bank shall terminate, subject to the approval of the President of the Bank.

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                                   ARTICLE IV

                               GENERAL PROVISIONS

4.01 Allocation of Responsibility for Administration. The designated representatives of the Bank shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. The Plan Administrator shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan. Any direction given, information furnished, or action taken, by the Plan Administrator shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information, or action. The Plan Administrator may rely upon any such direction, information, or action of another employee of the Bank as being proper under this Plan and is not required to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that the Plan Administrator shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another employee of the Bank. Neither the Plan Administrator nor the Bank makes any guarantee to any Employee in any manner for any loss or other event because of the Employee's participation in this Plan.

4.02 Appointment of Plan Administrator. The Plan shall be administered by the Plan Administrator or his duly designated representative pursuant to Section 4.01.

4.03 Records and Reports. The Plan Administrator shall exercise such authority and responsibility as he deems appropriate in order to comply with the terms of the Plan relating to the records of the Participants. The Plan Administrator shall be responsible for complying with any and all reporting, filing, and disclosure requirements and other applicable laws and regulations with respect to the Plan.

4.04 Other Powers and Duties of the Plan Administrator. The Plan Administrator shall have such duties and powers as may be necessary to discharge his duties hereunder, including, but not limited to, the following:

      (a) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

      (b) to receive from the Bank and from Participants such information as shall be necessary for the proper administration of the Plan;

      (c) to furnish to the Bank, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

      (d) to appoint individuals to assist in the administration of the Plan and any other agents he deems advisable, including, but not limited to, legal and actuarial counsel.

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The Plan Administrator shall have the exclusive discretionary authority and power to determine eligibility for Severance Benefits and to construe the terms and provisions of the Plan, determine questions of fact and law arising under the Plan, direct disbursements pursuant to the Plan, and exercise all other powers specified herein or which may be implied from the provisions hereof, and the Plan Administrator may adopt such standards and procedures and such rules for the conduct of the administration of the Plan as he may deem appropriate. When making a determination or calculations, the Plan Administrator may rely upon information furnished by an Employee, the Bank, or the legal counsel of the Bank.

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                                    ARTICLE V

                                  MISCELLANEOUS

5.01 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Bank and any Employee, or as a right of any Employee to be continued in the employment of the Bank, or as a limitation of the right of the Bank to discharge any of its Employees, with or without cause.

5.02 Rights to Bank's Assets. No Employee or other person shall have any right to, or interest in, any assets of the Bank, whether upon termination of employment or otherwise.

5.03 Nonalienation of Severance Benefits. Severance Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person eligible for the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to Severance Benefits payable hereunder shall be void. The Bank shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person eligible for Severance Benefits hereunder.

5.04 Divestment of Severance Benefits. Subject only to the specific provisions of this Plan, nothing shall be deemed to divest a Participant of a right to the Severance Benefits for which the Participant becomes eligible in accordance with the provisions of this Plan.

5.05 Discontinuance of Severance Benefits. In the event of a permanent discontinuance of the Plan, or of any Severance Benefits thereunder, all Participants shall receive any and all Severance Benefits for which they were eligible as of the effective date of such discontinuance.

5.06 Construction. Except where otherwise indicated or unless the context of this Plan clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and references to any of the masculine, feminine, or neuter include each of the similar masculine, feminine, or neuter, and the terms "hereof," "herein," "hereby," "hereunder," and all similar terms refer to this Plan as a whole and not to any particular provision of this Plan.

5.07 Governing Law. This Plan shall be construed, administered, and enforced according to the laws of the State of New York.

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                                   ARTICLE VI

                        AMENDMENTS AND PLAN TERMINATION

6.01 Termination, Modification, and Amendment of the Plan. Notwithstanding anything to the contrary stated in this Plan, the Bank expressly reserves the right, at any time, for any reason, and without limitation, to terminate, modify, or otherwise amend this Plan and any or all of the Severance Benefits provided hereunder, either in whole or in part, whether as to all persons covered hereby or as to one or more groups thereof. Those rights include specifically, but are not limited to, (i) the right to terminate Severance Benefits under this Plan with respect to all, or any individual or group of, Employees, (ii) the right to modify Severance Benefits under this Plan to all, or any individual or group of, Employees, or (iii) the right to amend this Plan, or any term or condition hereof; in each case, whether or not such rights are exercised with respect to any other Employees.

6.02 Action by the Bank. The termination, modification, or other amendment of this Plan shall be effected by resolution of the Board of Directors of the Bank.

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